                       (BROCK AND COMPANY LETTERHEAD)

Securities and Exchange Commission
Mail Stop 9-5
Washington, D.C. 20549


Dear Sirs/Madams:

        We have read Item 4 of Form 8-K of Apogee Robotics, Inc. (the "Registrant") to be filed with the Securities and Exchange Commission in October, 1995 (the "Form 8-K"), and have the following comments.

We have read Item 4(a) and noted the following:

                We have no basis to agree or disagree with the date or action of the Board of Directors in engaging the accounting firm of Hein + Associates, LLP. We did not receive formal notice of such an action. Brock and Company, CPAs, P.C. ("Brock") issued a correspondence dated August 2, 1995 confirming that the client auditor relationship between the Registrant and Brock and Company, CPAs P.C. had ceased. We agree that Brock issued an Independent Auditor's Report on the Registrant's financial statements that were included in the Registrant's Annual Report on Form 10-K for the year ended June 30, 1994.

We agree with Item 4(b) and (c).

We have read Item 4(d) and noted the following:

                We agree with sentence 1. Brock and Company issued written communications pertaining to each of the two most recent fiscal years in accordance with Statement on Auditing Standards (SAS) No. 61 - Communications with Audit Committees. The Communications contained, among other items, certain reportable conditions under standards established by the American Institute of Certified Public Accountants. These reportable conditions were not considered to be material weaknesses. We agree that information has not come to our attention that led us to no longer be able to rely on management's representation or that we were unwilling to be associated with financial statements prepared by management.

                We agree with sentences 2 and 3 of Item 4(d) as it pertains to the two most recent fiscal years, and audit reports and underlying financial statements for those years. We have not performed any service for the Company subsequent to the annual audit of the financial statements as of June 30, 1994, and for the year then ended covered by our audit report. We have not become aware of information that materially impacts the fairness of financial statements issued or to be issued covering any fiscal period subsequent to June 30, 1994.




                                  Exhibit A

Securities and Exchange Commission        -2-                October 16, 1995



We agree with Item 4(e) and we are issuing this correspondence in response to this item.

We have no basis to agree or disagree with Item 4(f).





                                         /s/ BROCK AND COMPANY, CPAs, P.C.
                                         ------------------------------------
                                         Brock and Company, CPAs, P.C.
                                         Certified Public Accountants


Fort Collins, Colorado
October 16, 1995